UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2009

FIRSTGOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1055 Cornell Avenue Lovelock, NV	89419
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 273-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 16, 2009 Firstgold entered into a Binding Offer Letter and certain implementing agreements, documenting an agreement in principle with a new investor, the Xi'an, China headquartered NORTHWEST NON-FERROUS INTERNATIONAL INVESTMENT COMPANY LIMITED (“Northwest”), to acquire the senior secured promissory notes (“Secured Notes”) currently held by Platinum Long Term Growth, LLC and Lakewood Group, LLC (the “Lenders”). The purchase of the Secured Notes was expected to occur on or before September 30, 2009. However, additional time was required to obtain necessary regulatory approvals including the filing of an application with the Committee on Foreign Investment in the United States (“CFIUS”). Due to the need for additional time, the Lenders entered into Extension Agreements effective as of September 15, 2009 to extend the Closing Date to October 31, 2009. Firstgold is required to pay $110,000 per month commencing September 1, 2009 for each month the Lenders agree to extend the Closing Date. $220,000 was paid to the Lenders as payment for the extension through the end of October, 2009.

Firstgold recently secured $600,000 of new interim financing. The money was advanced in the form of convertible promissory notes bearing interest at 12% per annum and payable on demand. The notes may also be converted into shares of Firstgold common stock at a conversion rate of $0.05 per share. In addition, the note holders were offered an option to buy up to 3,000 ounces of gold at $500 per ounce from any future production by Firstgold.

Item 9.01 Financial Statements and Exhibits

Exhibits

99.1	Press Release dated September 21, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2009	FIRSTGOLD CORP.

	By:	/s/ Terry Lynch
Terry Lynch, Chief Executive Officer